Corporate News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

NASDAQ AFFIRMS AROTECH IN FULL COMPLIANCE WITH ALL LISTING STANDARDS

- Panel determines to continue Arotech’s listing on the Nasdaq Global Market -

Ann Arbor, Michigan, July 10, 2006 - Arotech Corporation (NasdaqGM: ARTXD) announced today the final determination of the Nasdaq Stock Market’s Listing Qualifications Panel to continue the listing of Arotech’s securities on the Nasdaq Global Market (formerly known as the Nasdaq National Market), finding that Arotech is in full compliance with its listing standards.

“We have fulfilled all of the provisions of the Nasdaq Listing Panel’s decision of May 17, and we are now in full compliance with all of the listing standards of the Nasdaq Global Market,” said Robert S. Ehrlich, Arotech’s Chairman of the Board. “We look forward to continuing our long association with the Nasdaq Stock Market,” concluded Ehrlich.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Training and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan and Israel.

INVESTOR RELATIONS CONTACT:

CONTACT:
Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.